Exhibit 99.2

IN THE UNITED STATES BANKRUPTCY COURT

DISTRICT OF DELAWARE

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In re	:	Chapter 11
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VERTIS HOLDINGS, INC., et al.,	:	Case No. 08-11460 (CSS)
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	:	(Jointly Administered)
Debtors.	:
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MOTION SEEKING APPROVAL OF IMMATERIAL

MODIFICATIONS TO THE VERTIS PREPACKAGED PLAN
WITHOUT THE NEED FOR FURTHER SOLICITATION OF VOTES

Vertis Holdings, Inc. (“Vertis Holdings”) and its affiliated debtors in the above-referenced chapter 11 cases, as debtors and debtors in possession (collectively, “Vertis” or the “Debtors”),  hereby move for an order (the “Proposed Order”), pursuant to sections 1127 of title 11 of the United States Code (the “Bankruptcy Code”), approving an immaterial modification to the Vertis Prepackaged Plan and to one of the documents in the Plan Supplement,(1) which is part of the Vertis Prepackaged Plan, without the need for further solicitation of votes (the “Motion”).  In support of the Motion, the Debtors respectfully represent as follows:

Background

1.             On July 15, 2008 (the “Commencement Date”), the Debtors each commenced with this Court a voluntary case under chapter 11 of the Bankruptcy Code.  The Debtors are authorized to continue to operate their businesses and manage their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the

(1) All capitalized terms used but not defined herein shall have the meaning ascribed to them in the Joint Prepackaged Plan of Reorganization Under Chapter 11 of the Bankruptcy Code of Vertis Holdings, Inc., et al., Proposed by Vertis Holdings, Inc., et al. and ACG Holdings, Inc., et al. (the “Vertis Prepackaged Plan”).

Bankruptcy Code.  Further, in accordance with an Order of this Court, the Debtors’ cases are being jointly administered pursuant to Rule 1015(b) of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”).

2.             Prior to the Commencement Date, the Debtors solicited votes on the Vertis Prepackaged Plan through their disclosure statement pursuant to sections 1125 and 1126(b) of the Bankruptcy Code (the “Disclosure Statement”).  The Vertis Prepackaged Plan has been accepted by all impaired classes entitled to vote in excess of the statutory thresholds specified in section 1126(c) of the Bankruptcy Code.  This Court confirmed the Vertis Prepackaged Plan on August 26, 2008.  The effectiveness of the Vertis Prepackaged Plan is conditioned upon, among other things, consummation of the merger between the Debtors and ACG Holdings, Inc. and its affiliated debtors (collectively, the “ACG Debtors”) and the finalization of the Exit Financing.

Jurisdiction

3.             This Court has jurisdiction to consider this matter pursuant to 28 U.S.C. §§ 157 and 1334.  This is a core proceeding pursuant to 28 U.S.C. § 157(b).  Venue is proper before this Court pursuant to 28 U.S.C. §§ 1408 and 1409.

Preliminary Statement

4.             The Debtors are seeking to make minor modifications to the Vertis Prepackaged Plan and the New Vertis Second Lien Indenture (Exhibit C to the Plan Supplement).  Although the precise modifications have not yet been agreed upon among the Debtors and the relevant parties in interest, the parties have been negotiating in good faith and the Motion sets forth what the Debtors believe the modifications will be once all relevant parties reach agreement.  The Debtors will supplement the Motion as appropriate if the agreed upon modifications turn out to be different.  The only expected modification to the Vertis Prepackaged Plan is to effectuate an arrangement whereby certain creditors of the ACG Debtors would agree to reallocate a portion of the New Common Stock to which they are entitled under the ACG Debtors’ Prepackaged Plan to holders of Vertis Second Lien Notes (the “Goldman/TCW Reallocation”).  The primary modification to the New Vertis Second Lien Indenture is expected to be a change to the interest rate on the New Vertis Second Lien Notes from cash pay to paid in kind (“PIK”) at an increased interest rate (for a limited period of time as to $294 million of the notes and for the entire term of the $56 million balance of the notes).  This change is intended to bolster the Reorganized Debtors’ liquidity while the merger synergies are being implemented.  Other than the Goldman/TCW Reallocation (which does not in any manner decrease the distribution to any Vertis creditor), the Vertis Prepackaged Plan that was submitted to creditors with their Ballots, and which creditors overwhelmingly voted to accept, is not expected to be modified.

5.             The Goldman/TCW Reallocation would reflect a decision by Goldman and TCW to give a portion of their New Common Stock to holders of Vertis Second Lien Notes.  It would represent an increase in the overall distributions to Vertis creditors and, importantly, would not come out of or in any way dilute the distribution to any other Vertis creditor.  This type of change would make any reasonable creditor only more likely to vote to accept the Vertis Prepackaged Plan.

6.             In addition, the expected modification to the New Vertis Second Lien Indenture would likely not affect any creditor’s vote on the Vertis Prepackaged Plan, because the Prepackaged Plan on which creditors voted and the Disclosure Statement sent to creditors in connection therewith stated explicitly that the interest rate on the New Vertis Second Lien Notes could be changed.(2)  In addition, the Confirmation Order explicitly contemplated modifications to the Plan Supplement documents.(3)  Moreover, by improving the Reorganizing Debtors’ financial condition, these changes provide a benefit to creditors that will be holding the debt and equity of the Reorganized Debtors after the Effective Date.  While the Debtors do not believe they need Court approval to effect modifications to Plan Supplement documents, the Debtors are including such modification to the Vertis Second Lien Indenture in this Motion out of an abundance of caution and in the interest of full disclosure, to inform the Court and other parties in interest of the changes.

7.             Since confirmation of the Vertis Prepackaged Plan, the U.S. economy has undergone an unprecedented shock, and the availability of credit and the cost of capital have changed dramatically.  Nevertheless, the Debtors are pleased that even in this historically tight credit environment (and even though the current economic condition has had an impact on the Debtors, the ACG Debtors, and their customers), the lenders funding the transaction remain confident in the Debtors and the Merger and are willing to work with the Debtors to address these economic challenges.  The proposed modifications to the Vertis Prepackaged Plan and New Second Lien Notes Indenture result from the lenders under the Term Loan portion of the Exit Financing requesting that the Reorganized Debtors decrease the amount of cash leaving the business for a certain period of time after the Effective Date.  The Debtors and the lenders under the Term Loan have discussed that certain conditions precedent set forth in the Term Loan

(2) Vertis Prepackaged Plan, § 1.68; Vertis Disclosure Statement, pp. 22-23 (including n. 11).

(3) Confirmation Order, ¶ 48.

commitment letter (the “Term Loan Commitment Letter”) are unlikely to be satisfied on or before the expiration date thereof due to the unprecedented shock of the U.S. economy and the disruption of the credit markets.  The lenders under the Term Loan have indicated that they will continue to work with the Debtors to provide the Term Loan on revised terms and are working diligently with the Debtors on such modifications.  Tellingly, creditors demonstrated that they believe in these Debtors and this transaction, as varied creditor groups have expressed an interest in participating in the Term Loan (either by putting in new money or rolling over outstanding debt) and are negotiating in good faith to effectuate modifications that are fair to all parties.

8.             The Vertis Second Lien Noteholder Group, the Vertis Informal Committee and the ACG Informal Committee, whose collective members will hold a substantial majority of the notes and equity of the Reorganized Debtors after the Effective Date, as well as the ACG Debtors, are negotiating these modifications in good faith,(4) continuing the spirit of consensus and cooperation that has marked these cases since the Commencement Date.

Relief Requested

9.             By this Motion, the Debtors seek entry of an order, attached hereto as Exhibit A, pursuant to section 1127(b) of the Bankruptcy Code, authorizing the modification of the Vertis Prepackaged Plan and the New Vertis Second Lien Indenture, a Plan Supplement document that is incorporated into the Vertis Prepackaged Plan by its

(4) The Debtors expect that once an agreement is reached, these parties will execute an amendment to the Restructuring Agreement to effectuate these modifications and remove the termination provisions relating to the Exit Financing commitment letters.  In addition, the parties to Merger Agreement will likely agree that they would not invoke a termination right in the Merger Agreement relating to the Exit Financing commitment letters.

terms, and determining that the modification is proper without further disclosure or the resolicitation of votes under sections 1127(c) or 1127(d) of the Bankruptcy Code.

Modification to Section 4.12 of the Vertis Prepackaged Plan

10.           The Debtors have proposed that the following sentence be added to the end of Section 4.12 of the Vertis Prepackaged Plan (which governs the distribution to holders of Vertis Second Lien Notes Claims):  “In addition, each such holder, unless such holder agrees to less favorable treatment, shall receive its pro rata share of   % of the number of shares of New Common Stock to be outstanding on the Effective Date, which shares would otherwise have been issued to Goldman and TCW under the ACG Debtors’ Prepackaged Plan, and which Goldman and TCW have agreed to forgo in favor of holders of the Vertis Second Lien Notes.”  Goldman and TCW have not yet agreed to the Goldman/TCW Allocation, and Section 4.12 of the Vertis Prepackaged Plan will not be modified to reflect the Goldman/TCW Allocation except on terms approved by Goldman and TCW.

Modifications to New Vertis Second Lien Indenture

11.           The Debtors intend to file with the Court the modified New Vertis Second Lien Indenture in the next few days.  The modifications are expected to relate primarily to the interest payable on the New Vertis Second Lien Notes.  The principal changes to the New Vertis Second Lien Indenture are expected to be as follows

12.           The Debtors anticipate adjusting the terms of the New Vertis Second Lien Notes so that they are not required to pay cash interest, but will instead pay interest in kind for up to three periods under certain circumstances for $294 million of the New Vertis Second Lien Notes and will pay interest in kind for life for $56 million of the New Vertis Second Lien Notes.  The entire series of $56 million would be allocated to

Avenue.  In addition, the PIK interest payable with respect to the foregoing $56 million would be subordinated to principal of the full $350 million of the New Vertis Second Lien Notes and any interest payable with respect to the foregoing $294 million thereof.  Furthermore, the rate of interest payable on the New Vertis Second Lien Notes will be increased to compensate the holders of such notes for the conversion from cash interest to PIK interest.(5)  The entire series of $56 million in New Vertis Second Lien Notes would be allocated to Avenue.

Modifications to Term Loan

13.           Although the terms of the Exit Financing are ancillary to the Vertis Prepackaged Plan,(6) because the Debtors filed the Term Loan Commitment Letter with their Plan Supplement, in the interest of full disclosure, the primary modifications which the Debtors, the Term Loan lenders, and other parties in interest are discussing are described herein.  As provided in the Vertis Prepackaged Plan, the Exit Financing is divided into a $250 million revolving credit facility and a $400 million term loan (the “Term Loan”).  The Term Loan originally consisted of a $250 million Term Loan B and a $150 million “last out” Term Loan C.  The revised structure of the Term Loan is expected to be a $225 million Term Loan B and a $175 million Term Loan C, which Term Loan C is contemplated to consist of a $150 “middle last out” and a $25 million

(5) In addition to the modifications to the New Vertis Second Lien Indenture, each Consenting Noteholder (as defined in the Restructuring Agreement) that holds Vertis Second Lien Notes may be executing an agreement (which has not yet been executed) requiring them to maintain all currently owned Vertis Second Lien Notes and New Vertis Second Lien Notes that will be given to them in cash accounts and prohibiting them from loaning any such notes to any party or entering into any short sales with respect to such notes through the maturity of such notes.

(6) The Vertis Prepackaged Plan and Disclosure Statement contained only basic parameters with respect to the terms of the Exit Financing (the fact that the revolving credit facility would be $250 million and the term loan facilities would be between $200 million and $400 million).  (Vertis Prepackaged Plan, § 1.53; Vertis Disclosure statement, pp. 22-23).

“last last out.”  An interlender agreement will determine the rights between Term Loan B lenders and Term Loan C lenders.  The Debtors and the various Term Loan lenders are also discussing changes in the interest rates and certain covenants.  For example, the Term Loan C lenders may agree that some of the interest that was previously payable in cash will now be PIK for a limited time.

The Proposed Modifications Should Be Approved

14.	Section 1127 of the Bankruptcy Code, in relevant part, provides:

(b)

The proponent of a plan or the reorganized debtor may modify such plan at any time after confirmation of such plan and before substantial consummation of such plan, but may not modify such plan so that such plan as modified fails to meet the requirements of sections 1122 and 1123 of this title. Such plan as modified under this subsection becomes the plan only if circumstances warrant such modification and the court, after notice and a hearing, confirms such plan as modified, under section 1129 of this title.

(c)	The proponent of a modification shall comply with section 1125 of this title with respect to the plan as modified

(d)

Any holder of a claim or interest that has accepted or rejected a plan is deemed to have accepted or rejected, as the case may be, such plan as modified, unless, within the time fixed by the court, such holder changes such holder’s previous acceptance or rejection.

11 U.S.C. §1127.

15.           The proposed modifications to the Plan Supplement documents satisfy section 1127(b) of the Bankruptcy Code, because (i) circumstances warrant the modification, (ii) there has not been substantial consummation, and (iii) the Vertis Prepackaged Plan, as modified, meets the requirements of sections 1122, 1123, and 1129 of the Bankruptcy Code.

16.           The circumstances warrant the modification.  One need only scan the headlines of any newspaper to acknowledge that circumstances have changed in the U.S. (and global) economy since August 26, 2008 (the Confirmation Date).  The credit markets are historically tight and the economy is fragile.  These circumstances certainly warrant the minor modifications to the Vertis Prepackaged Plan and the New Vertis Second Lien Indenture.  The Merger and the Vertis Prepackaged Plan, which create value through the synergies generated by combining the two companies, are, more than ever, the best deal for all stakeholders.  Although the Debtors could have resorted to litigation to enforce the original Term Loan Commitment Letter, they are instead pursuing a consensual approach that involves discussions with the ACG Debtors and their creditors avoiding delay and acrimony while maintaining the positive consensual nature of the transaction.

17.           The Debtors believe that the Term Loan lenders’ requested modifications are designed to ensure that the Reorganized Debtors are financially secure, are able to service their debt, and have sufficient liquidity to operate their businesses.  The proposed modifications to the New Vertis Second Lien Indenture (as well as to the Term Loan), primarily by changing the amount of cash interest payable for a period of time, are expected to further those goals.  Specifically, as a result of the changes to the New Vertis Second Lien Indenture, in the first year (i.e., on the first two interest payment dates), the Reorganized Debtors may preserve tens of millions of dollars of cash.  The Reorganized Debtors may also preserve tens of millions of dollars more in the first year as a result of the changes to the Term Loan to the extent they provide that certain interest that was previously cash pay will be PIK.  Liquidity would further be enhanced by other changes providing that cash interest may only be paid if certain liquidity thresholds are met in certain periods.(7)

18.           By preserving cash in the early period after the Effective Date, the Debtors will ensure their financial soundness.  As the synergies related to the Merger are implemented and the combined company grows, the Reorganized Debtors project increased cash flow and they forecast having more than enough cash to service their debt through maturity and to pay off or refinance their debt upon maturity.

19.           Understandably, the Vertis Second Lien Noteholder Group asked that the holders of Vertis Second Lien Notes be compensated for agreeing to forgo cash interest for a period of time (as the market generally compensates lenders that are paid PIK interest with a higher rate), and the Debtors believe that an increase of a couple of percentage points in the total interest rate on the New Vertis Second Lien Notes for the periods in which the interest to the holders of New Vertis Second Lien Notes is paid in kind instead of cash may be fair compensation.  Moreover, Goldman and TCW, two creditors of the ACG Debtors, may agree to provide additional consideration to the holders of Vertis Second Lien Notes in the form of the Goldman/TCW Reallocation.

20.           Furthermore, the proposed modifications (i) do not in any way affect the classification or impairment of claims (section 1122, 1123(a)(1)-(3)), (ii) affect all creditors in a particular class equally (unless a creditor agreed to less favorable treatment) (section 1123(a)(4)), (iii) ensure adequate means for implementation (section

(7) In addition, under the current proposal, Avenue, the largest holder of Vertis Second Lien Notes (and the entity that will be the largest shareholder of Reorganized Vertis Holdings), would agree, by accepting the Series B Notes, to take all of its interest as PIK through maturity, ensuring that for the second, third, and fourth years after the Effective Date, the Reorganized Debtors will have millions of dollars in additional liquidity in each of those years than they would have had if Avenue had not agreed to take the Series B Notes (and had instead been given Series A Notes).

1123(a)(5)), and (iv) do not affect the Restated Certificate of Incorporation (section 1123(a)(6)) or the selection of any officer, director, or trustee (section 1123(a)(7)).

21.           For these reasons, the Debtors submit that circumstances warrant the proposed modification, as required by section 1127(b) of the Bankruptcy Code.  In addition, section 1127(b) is further satisfied because the proposed modifications do not affect the classification or treatment of claims and thus does not implicate this Court’s previous holding that the Vertis Prepackaged Plan satisfies the requirements of sections 1122, 1123, and 1129 of the Bankruptcy Code.

The Proposed Modification Does Not
Require Further Disclosure or Resolicitation

22.           Section 1127(c) of the Bankruptcy Code requires that any proposed modification to a plan must comply with, among other things, the disclosure requirements of section 1125 of the Bankruptcy Code.  However, the legislative history of section 1127(c) makes clear that not all modifications to a confirmed plan require new disclosure.  See H. Rep. No. 595, 95th Cong., 1st Sess., 411 (1977) (“if the modification were sufficiently minor, the court might determine that additional disclosure was not required under the circumstances”).  A number of courts have held that further disclosure and resolicitation of votes on the modified plan is required only when the modification materially and adversely impacts parties who previously voted for the plan.  See, e.g., In re Federal-Mogul Global Inc., 2007 Bankr. LEXIS 3940, *113 (Bankr. D. Del. 2007) (additional disclosure under section 1125 is not required where plan “modifications do not materially and adversely affect or change the treatment of any Claim against or Equity Interest in any Debtor.”); Beal Bank, S.S.B. v. Jack’s Marine, Inc. (In re Beal Bank, S.S.B.), 201 B.R. 376, 380 n.4 (E.D. Pa. 1996) (further disclosure and solicitation not required under sections 1127(b) and (c) where modification to plan is immaterial); In re Century Glove, Inc., 1993 U.S. Dist. LEXIS 2286, *12 (D. Del. Feb. 10, 1993) (upholding bankruptcy court’s finding that section 1127 did not require further disclosure and resolicitation of votes on plan modification that altered the treatment to only one creditor when “the modifications at issue did not materially and adversely impact any creditors who voted for the Plan”); In re Am. Solar King Corp., 90 B.R. 808, 823-24 (Bankr. W.D. Tex. 1988) (“Further disclosure occurs only when and to the extent that the debtor intends to solicit votes from previously dissenting creditors or when the modification materially and adversely impacts parties who previously voted for the plan.”); see also In re Temple Zion, 125 B.R. 910, 914 (Bankr. E.D. Pa. 1991) (further disclosure pursuant to section 1125 is unnecessary where post-confirmation plan modification under section 1127(b) affected distribution to only one creditor, but did not affect any allegedly impaired class).

23.           The American Solar King court explained the logic behind not requiring disclosure and resolicitation of a plan modification where such modification is not material:

Ballots solicited with the original disclosure statement previously approved by the court will still be valid for the modified plan, because that disclosure statement is presumed already to contain “adequate information” to cover minor modifications.  “Adequate information” is a term of art, defined by Section 1125 to be that disclosure necessary for a reasonable investor to make an informed judgment on whether to vote for a given plan.  11 U.S.C. § 1125(a)(1).  A modification which is not “material” is by definition one which will not affect an investor’s voting decision.  Additional disclosure would serve no purpose and would therefore not be required.

Am. Solar King, 90 B.R. at 824, n. 28 (internal citations omitted).

24.           Numerous courts have permitted post-confirmation modifications without solicitation when the requirements of section 1127(b) are satisfied.  In In re Global Crossing Ltd., for example, similar post-confirmation plan modifications were approved without solicitation.  There, as here, the Debtor sought to modify the structure, but not the size, of its capital facility as well as certain modifications to intercreditor agreements.  No. 02-40188 (Docket No. 3811) (Bankr. S.D.N.Y. Dec. 4, 2004) (Gerber, R.); see also In re WorldCom, Inc., No. 02-13533 (Docket No. 10944) (Bankr. S.D.N.Y. Feb. 25, 2004) (approving a post-confirmation plan modification without solicitation where the Debtor extended the deadline for which certain conditions precedent to the Effective Date had to occur and added certain interest rate protections for noteholders); See also In re Combustion Eng’g, Inc., 2005 Bankr. LEXIS 2623, *12 (Bankr. D. Del. Dec. 19, 2005) (permitting post-confirmation technical modification without additional disclosure or solicitation).

25.           “A modification is material if it so affects a creditor or interest holder who accepted the plan that such entity, if it knew of the modification, would be likely to reconsider its acceptance.”  Am. Solar King, 90 B.R. at 824 (internal citation omitted).  In American Solar King, the court held that a amendment to a plan to increase the distribution of stock in the reorganized company to one creditor such that other creditors’ recoveries would be diluted by less than one percent as a result of the modification to “be so small” so as to be immaterial.  Id.  Similarly, in Beal Bank, S.S.B. v. Jack’s Marine, Inc. (In re Beal Bank, S.S.B.), the court held that a modification to a plan after confirmation to extend by 60 days the date on which a creditor would receive payment did not require further disclosure or solicitation “given the immaterial nature of the modification.”  201 B.R. 376, 380 (E.D. Pa. 1996).(8)

26.           The proposed modification to Section 4.12 of the Vertis Prepackaged Plan to implement the Goldman/TCW Reallocation provides only a benefit to Vertis stakeholders and is not adverse to any Vertis stakeholder.  Certainly, it is not likely that any creditor would change its vote from accepting to rejecting the Vertis Prepackaged Plan due to a change that increases one class’ recovery and has zero effect on all other classes’ recoveries.

27.           The proposed modifications to the New Vertis Second Lien Indenture are similarly not material and not adverse for several reasons.  First, an increase in the interest rate on the Vertis Second Lien Notes is contemplated by the Vertis Prepackaged Plan, and thus those voting on the Vertis Prepackaged Plan had sufficient notice that the interest rate might change.  The Vertis Prepackaged Plan that was distributed to creditors with their Ballots does not specify the interest rate on the New Vertis Second Lien Notes.  Rather, the Vertis Prepackaged Plan defines the New Vertis

(8) Bankruptcy Rule 3019 by its terms only applies to modifications of a chapter 11 plan before confirmation and is, therefore, not applicable in these circumstances.  (Section 1127(a) of the Bankruptcy Code applies to pre-confirmation plan modifications while section 1127(b) of the Bankruptcy Code applies to post-confirmation plan modifications.)  Nevertheless, it provides guidance on when resolicitation may or may nor be warranted. “Bankruptcy Rule 3019 explains when it is necessary to resolicit parties who have previously voted on the plan.”  In re Dow Corning Corp., 237 B.R. 374, 378 (Bankr. E.D. Mich. 1999).   Rule 3019 provides that a modification that “does not adversely change the treatment of the claim of any creditor ... shall be deemed accepted by all creditors … who have previously accepted the plan.”  The 1993 Advisory Committee Note to Rule 3019 explains that “the rule makes clear that a modification may be made, after acceptance of the plan without submission to creditors and equity security holders if their interests are not affected.”  Fed. R. Bankr. 3019 advisory committee’s note (1993).  Thus, “even though it appears that § 1127(d) might arguably provide an unfettered right for all creditors (both accepting and rejecting) to re-vote on the modification,” the accepted and followed notion is that minor modifications do not require the resolicitation of creditors.  In re Dow Corning Corp., at 379.  Here, since the proposed modifications are minor and do not affect the interests of creditors, each creditor that accepted the original Vertis Prepackaged Plan should be deemed to accept the Vertis Prepackaged Plan, as modified, without the option to change its previous vote.

Second Lien Notes as “those certain second lien notes that will be issued by Vertis pursuant to the New Vertis Second Lien Indenture, as further described in the Disclosure Statement in the section titled ‘Description of New Vertis Second Lien Notes.’”  Vertis Prepackaged Plan, § 1.68.  The Disclosure Statement provides that “Vertis will pay interest on the New Vertis Second Lien Notes semiannually in arrears at a rate of 13% in cash and 3% in PIK.”  Disclosure Statement, p. 23.  It further provides that “Vertis agreed that the cash interest rate and PIK interest rate on the New Vertis Second Lien Notes will be increased if the effective yield on the New Debt Facilities [i.e., the Term Loan] is greater than certain parameters.”  Id. at p. 22, n. 11.  As such, all creditors that voted to accept the Vertis Prepackaged Plan did so with the knowledge that the interest rate on the New Vertis Second Lien Notes could be increased without a cap.

28.           Creditors voting on the Vertis Prepackaged Plan also voted prior to knowing what the interest rate on the Term Loan would be.(9)  Notwithstanding the lack of knowledge regarding the interest rate on these senior debt instruments (or even the total amount of senior debt that would be above them in the capital structure), all creditor classes entitled to vote voted overwhelmingly to accept the Vertis Prepackaged Plan.(10)  As such, an increase of a couple of percentage points in the interest rate on the New

(9) None of the documents that creditors received prior to the voting deadline on the Vertis Prepackaged Plan mentioned what the interest rate on the Exit Financing would be.  The amount of first lien debt was also left open as both the Vertis Prepackaged Plan and the Disclosure Statement provided that the term loan could be as small as $200 million and as large as $400 million.  Prepackaged Plan, § 1.53; Disclosure Statement, p. 22.

(10) Moreover, not a single party filed an objection to the Disclosure Statement as failing to contain adequate information under section 1125 of the Bankruptcy Code.

Vertis Second Lien Notes for a period of time is either not a “modification” to the Vertis Prepackaged Plan (because it was contemplated)(11) or is immaterial.

29.           Second, the Prepackaged Plan contemplates and permits post-confirmation modifications without resolicitation as long as such modifications are not both material and adverse.  Specifically, Section 13.6 of the Vertis Prepackaged Plan provides:

Subject to section 1127 of the Bankruptcy Code and, to the extent applicable, sections 1122, 1123 and 1125 of the Bankruptcy Code, alterations, amendments or modifications of the Prepackaged Plan may be proposed in writing by the Vertis Debtors at any time prior to or after the Confirmation Date, but prior to the Effective Date and in all cases subject  to the reasonable consent of the ACG Debtors and Noteholder Consent  Holders of Claims that have accepted the Prepackaged Plan shall be deemed to have accepted the Prepackaged Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim of such holder; provided, however, that any holders of Claims who were deemed to accept the Prepackaged Plan because such Claims were unimpaired shall continue to be deemed to accept the Prepackaged Plan only if, after giving effect to such amendment or modification, such Claims continue to be unimpaired.

30.           Third, the Confirmation Order contemplates minor modifications to the Plan Supplement Documents.  Specifically, paragraph 48 of the Confirmation Order provides:

Modifications.  Without need for further order or authorization of the Court, the Debtors or the Reorganized

(11) The reason the Debtors are now seeking to increase the interest rate on the Vertis Second Lien Notes is somewhat different than what is contemplated by the Disclosure Statement, as is the change from cash interest to PIK.  The rate is being increased, not as a direct result of the interest rate being paid on the Term Loan (which the Disclosure Statement contemplates), but because of the change from cash pay to PIK for a time to enhance the company’s liquidity.  The Debtors submit that the reason the change is being made, as well as the change from cash pay to PIK, is not relevant.  What is relevant is that creditors knew the rate (both the cash pay and PIK piece) could be changed.

Debtors, subject to the prior reasonable consent of the ACG Debtors, the Vertis Second Lien Noteholder Group, and the Informal Committees, are authorized and empowered to make any and all modifications to the Merger Agreement, any and all documents included as part of the Plan Supplement, and any other document that is necessary to effectuate the Vertis Prepackaged Plan that do not materially modify the terms of such documents and are consistent with the Vertis Prepackaged Plan.

31.           Fourth, if anything, the fact that the interest on the New Vertis Second Lien Notes would be entirely PIK for the first year and potentially for a period thereafter is either irrelevant or beneficial to creditors in all classes.  For those receiving New Common Stock under the Vertis Prepackaged Plan (holders of Vertis Senior Notes and Vertis Subordinated Notes and some holders of Vertis Holdings General Unsecured Claims), the change is beneficial as it ensures a healthier capital structure, thereby increasing the value of the New Common Stock to those creditor classes.  By minimizing the risk of a default on senior debt and ensuring the vitality of the Reorganized Debtors through the years as the synergies materialize, the economy stabilizes, and their businesses recover, the changes benefit those receiving the New Vertis Senior Notes (holders of Vertis Senior Notes and Vertis Subordinated Notes), because the holders of those notes do not receive their principal or interest for four years (as the New Vertis Senior Notes are “PIK for life”).  Holders of classes being paid cash on or soon after the Effective Date will not be affected, and all other classes were either unimpaired and remain unimpaired (and thus deemed to accept) or were deemed to reject.

32.           The distribution to holders of Vertis Second Lien Notes was affected, but the change from cash pay to PIK for a period of time, coupled with a slight increase in interest in compensation for that change, is immaterial.  In any case, to the extent the change from cash pay to PIK is adverse to the holders of Vertis Second Lien

Notes, it is more than outweighed by (i) the increase in the interest rate and (ii) Avenue’s agreement to have its Series B Notes be PIK until maturity and have its PIK interest be subordinated to the payment in full of all principal and interest under the Series A Notes.  Moreover, these changes are expected to be agreed to by the holders of more than 80% of the Vertis Second Lien Notes.  Given that not a single holder of Vertis Second Lien Notes voted against the Vertis Prepackaged Plan, the Debtors submit that solicitation is not required as a result of these minor changes.

33.           Courts have held that proposed plan modifications are not adverse where “[n]one of the changes negatively affects the repayment of creditors.”  See, e.g., In re Mount Vernon Plaza Community Urban Redevelopment Corp. I, 79 B.R. 305, 306 (Bankr. S.D. Ohio 1987); see also Am. Solar King, 90 B.R. at 823, n. 27 (“The modified plan need not be resubmitted to creditors and interest holders if the court finds that they are not adversely affected.”) (internal citations omitted).  Here, creditors are not adversely affected by the proposed modifications.  In fact, creditors will benefit from this deal, as it enables, even in this credit market, the consummation of a plan that provides them with a much higher value than any alternative plan.  Because of the increased liquidity that will be available as a result of this transaction, creditors have even more assurance of repayment.  Certainly, these changes are less material and adverse than the dilution the Court found to be immaterial in American Solar King.  The modifications sought herein would not have affected an investor’s voting decision, because (a) the possibility of changes like these was contemplated when votes were solicited and (b) they do not significantly affect the distribution to any creditor.  The modifications are, therefore, not material.

34.           Because the proposed modifications to the Vertis Prepackaged Plan and the Vertis Second Lien Indenture are neither material nor adverse, the Debtors submit that they need not provide further disclosure in respect thereof or resolicit the votes of any parties in interest.

35.           If the Court finds that solicitation is not required, the Debtors request that the Court find that all holders of claims or interests that have accepted or rejected the Vertis Prepackaged Plan are deemed to have accepted or rejected, as the case may be, the Vertis Prepackaged Plan, and that the Court not fix a time to provide such holders the opportunity to change their previous acceptance or rejection.

Notice

36.           No trustee, examiner or statutory creditors’ committee has been appointed in these chapter 11 cases.  Notice of this Motion has been provided to: (i) the United States Trustee for the District of Delaware; (ii)  Winston & Strawn LLP, 35 W. Wacker Drive, Chicago, Illinois 60601, Attn:  Brian I. Swett, Esq., and Winston & Strawn LLP, 200 Park Avenue, New York, New York 10166, Attn: William D. Brewer, Esq., as counsel to the agent under the Debtors’ postpetition senior secured credit agreement and prepetition senior secured credit agreement; (iii) Emmet, Marvin & Martin, LLP, 120 Broadway, 32nd Floor, New York, New York 10271, Attn: Edward P. Zujkowski, Esq., as counsel to The Bank of New York, as indenture trustee under the 9 3/4% Indenture, the 10 7/8% Indenture, and the 13 1/2% Indenture; (iv) Akin Gump Strauss Hauer & Feld LLP, 590 Madison Avenue, New York, New York 10022, Attn: Ira Dizengoff, Esq. and David Simonds, Esq., and Pepper Hamilton LLP, Hercules Plaza, Suite 5100, 1313 Market Street, Wilmington, DE 19899-1709, Attn: David M. Fournier, Esq., as co-counsel to the Vertis Informal Committee; (v) Stroock & Stroock & Lavan

LLP, 180 Maiden Lane, New York, New York 10038, Attn: Kristopher M. Hansen, Esq. and Jayme T. Goldstein, Esq., as counsel to the Vertis Second Lien Noteholder Group; (vi) Dewey & LeBoeuf LLP, 1301 Avenue of the Americas, New York, New York 10019, Attn: Martin J. Bienenstock, Esq., as counsel to those certain holders of notes under the 13 1/2% Indenture that are signatories to the Restructuring Agreement; (vii) Ropes & Gray LLP, One International Place, Boston, MA 02110, Attn: Steven T. Hoort, Esq., as counsel to certain Vertis shareholders; (viii) Wollmuth Maher & Deutsch LLP, 500 Fifth Avenue, New York, New York 10110, Attn: Paul R. DeFilippo, Esq., and Manton, Sweeney, Gallo, Reich & Bolz LLP, 92-25 Queens Blvd., Rego Park, New York 11374, Attn: Frank Bolz, Esq., as counsel to CLI; (ix) Simpson Thatcher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, Attn: Mark J. Thompson, Esq., as counsel to the Evercore Parties; (x) Kirkland & Ellis LLP, Citigroup Center, 153 East 53rd Street, New York, New York 10022-4611, Attn: Paul M. Basta, Esq., and Kirkland & Ellis LLP, Aon Center, 200 East Randolph Drive, Chicago, Illinois 60601, Attn: Ray C. Schrock, Esq. and Chad J. Husnick, Esq., as counsel to the ACG Debtors; (xi) Milbank, Tweed, Hadley & McCloy LLP, 1 Chase Manhattan Plaza, New York, New York 10005, Attn: Dennis F. Dunne, Esq., Abhilash M. Raval, Esq., and Debra Alligood White, Esq., as counsel to the ACG Informal Committee; and (xii) any person or entity that has filed a notice of appearance and request for service of documents herein, and (xiii) each of the Debtors ((i) through (xiii), collectively, the “Notice Parties”).  The Debtors submit that no other or further notice need be provided.(12)

(12) Notwithstanding that it is not required, the Debtor have asked their Voting Agent to serve copies of this Motion on all known holders of the Vertis Second Lien Notes, Vertis Senior Notes, and Vertis Subordinated Notes, with instructions to send the Motion to the beneficial holders of notes as soon as possible, including, if possible, by electronic mail or facsimile.

No Previous Request

37.           No previous motion for the relief sought herein has been made to this or any other Court.

WHEREFORE the Debtors respectfully request entry of an order granting the relief requested herein and such other and further relief as is just.

Dated:	October 3, 2008
Wilmington, Delaware

WEIL, GOTSHAL & MANGES LLP 767 Fifth Avenue New York, New York 10153 (212) 310-8000 Gary T. Holtzer Stephen A. Youngman

-and-

RICHARDS, LAYTON & FINGER, P.A. One Rodney Square P.O. Box 551 Wilmington, Delaware 19899 (302) 651-7700
By:
Mark D. Collins (No. 2981) Michael J. Merchant (No. 3854)
ATTORNEYS FOR THE DEBTORS AND DEBTORS IN POSSESSION

EXHIBIT A

Proposed Order

IN THE UNITED STATES BANKRUPTCY COURT

DISTRICT OF DELAWARE

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:
In re	:	Chapter 11
:
VERTIS HOLDINGS, INC., et al.,	:	Case No. 08-11460 (CSS)
:
	:	(Jointly Administered)
Debtors.	:
:
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ORDER APPROVING IMMATERIAL

MODIFICATIONS TO THE VERTIS PREPACKAGED PLAN
WITHOUT THE NEED FOR FURTHER SOLICITATION OF VOTES

Upon the motion, dated October 3,2008 (the “Motion”), of Vertis Holdings, Inc. and its affiliated debtors in the above-referenced chapter 11 cases, as debtors and debtors in possession (collectively, the “Debtors”),(1) for entry of an order pursuant to section 1127(b) of title 11 of the United States Code (the “Bankruptcy Code”), authorizing the modification of the Debtors’ Prepackaged Plan of Reorganization under Chapter 11 of the Bankruptcy Code (the “Prepackaged Plan”) and determining that further disclosure and resolicitation of votes are not required, all as more fully set forth in the Motion; and the Court having jurisdiction to consider the Motion and the relief requested therein pursuant to 28 U.S.C. §§ 157 and 1334; and consideration of the Motion and the relief requested therein being a core proceeding pursuant to 28 U.S.C. § 157(b); and venue being proper before this Court pursuant to 28 U.S.C. §§ 1408 and 1409; and due and proper notice of the Motion having been provided to the Notice Parties, and no other or further notice being required; and the Court having determined

(1) The Debtors in these cases, along with the last four (4) digits of each Debtor’s federal tax identification number, are Vertis Holdings (1556), Vertis, Inc. (8322), Webcraft, LLC (6725), Webcraft Chemicals, LLC (6726), Enteron Group, LLC (3909), Vertis Mailing, LLC (4084), and USA Direct, LLC (5311).

that the relief sought in the Motion is in the best interests of the Debtors, their creditors, and all parties in interest; and the Court having determined that the legal and factual bases set forth in the Motion establish just cause for the relief granted herein; and upon all of the proceedings had before the Court and after due deliberation and sufficient cause appearing therefor, it is

ORDERED that the Motion is GRANTED as set forth herein; and it is further

ORDERED that all responses and objections not heretofore withdrawn or resolved by this Order are overruled in all respects; and it is further

ORDERED that Section 4.12 of the Vertis Prepackaged Plan is hereby amended to add the following sentence to the end of the section:  “In addition, each such holder, unless such holder agrees to less favorable treatment, shall receive its pro rata share of _% of the number of shares of New Common Stock to be outstanding on the Effective Date, which shares would otherwise have been issued to Goldman and TCW under the ACG Debtors’ Prepackaged Plan, and which Goldman and TCW have agreed to forgo in favor of holders of the Vertis Second Lien Notes.”

ORDERED that the New Vertis Second Lien Indenture(2) filed by the Debtors after the date of the Motion but prior to the date of this Order (together with the modification to Section 4.12 of the Vertis Prepackaged Plan, the “Modifications”) is approved; and it is further

(2) Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Motion.

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ORDERED that the Debtors are not required to provide further disclosure in respect of the Modifications or to resolicit the votes of any creditors as a result thereof; and it is further

ORDERED that any holder of a claim or interest that has accepted or rejected the Vertis Prepackaged Plan is deemed to have accepted or rejected, as the case may be, the Vertis Prepackaged Plan, as modified by the Modifications, and shall not have the opportunity to change its previous acceptance or rejection; and it is further

ORDERED that the Modifications comply with section 1127 of the Bankruptcy Code; and it is further

ORDERED that the Vertis Prepackaged Plan, as modified by the Modifications, complies with sections 1122, 1123, and 1129 of the Bankruptcy Code and is hereby confirmed; and it is further

ORDERED that this Court’s Findings of Fact, Conclusions of Law, and Order (I) Approving the Debtors’ (A) Disclosure Statement Pursuant to Sections 1125 and 1126(B) of the Bankruptcy Code, (B) Solicitation of Votes and Voting Procedures, and (C) Forms of Ballots, and (II) Confirming the Debtors’ Joint Prepackaged Plans of Reorganization Under Chapter 11 of the Bankruptcy Code, entered on August 26, 2008, remains in full force and effect, with all references therein to the Vertis Prepackaged Plan (including the Plan Supplement) referring to the Vertis Prepackaged Plan as modified by the Modifications; and it is further

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ORDERED that this Court retains jurisdiction with respect to all matters arising from or related to the interpretation, implementation and/or enforcement of this Order.

Dated:                      , 2008

          Wilmington, Delaware

UNITED STATES BANKRUPTCY JUDGE

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